Exhibit 99.1

[TECO ENERGY LOGO]

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT TO SELL

INTEREST IN FRONTERA POWER STATION

Tampa, December 2, 2004 – TECO Energy, Inc. (NYSE: TE) announced that its subsidiaries have signed an agreement to sell Frontera Generation Limited Partnership, the owner of the Frontera Power Station in Texas, for $134 million to a subsidiary of Centrica plc. The Frontera Power Station is a 477-megawatt natural gas fired, combined-cycle merchant power plant located near McAllen Texas, operating in the Electric Reliability Council of Texas (ERCOT) market. The sale is expected to close by the end of 2004, subject to certain regulatory approvals.

Chairman and CEO Sherrill Hudson said, “This agreement marks a further reduction in TECO Energy’s exposure to the merchant power markets, which is consistent with our strategy to focus on our Florida utilities and our profitable unregulated businesses. The cash from this sale is incremental to our recent cash flow forecasts and adds to our ability to extinguish our 2007 TECO Energy debt maturities.”

The sale is expected to be slightly accretive to earnings in 2005. In addition, the disposition of the investment is expected to generate approximately $40 million of tax benefits, which will be used to reduce future cash tax payments. TECO Energy’s fourth quarter results will include the write-off of the difference between the book value and the sale price, which will result in an after-tax charge of approximately $28 million.

TECO Energy, Inc. (NYSE: TE) is an integrated energy-related holding company with core businesses in the utility sector, complemented by a family of unregulated businesses. Its principal subsidiary, Tampa Electric Company, is a regulated utility with both electric and gas divisions (Tampa Electric and Peoples Gas System). Other subsidiaries are engaged in waterborne transportation, coal and synthetic fuel production and independent power.

Additional information related to the company and its operations is available at TECO Energy’s web site at www.teconergy.com.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions, relating to the company’s cash flow projections and expected tax benefits. Certain factors that could impact actual results include the company’s ability to successfully close the transaction

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in the anticipated time, to achieve the expected levels of cash flow, and to utilize tax credits which are dependent on taxable income. Additional information is contained under “Investment Considerations” filed as an exhibit to the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2004.

Contact:	News Media: Laura Plumb - (813) 228-1572
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com